Filed Pursuant to Rule 433

Registration Statement No. 333-187773

Dated February 19, 2016

CNA Financial Corporation

$400,000,000

4.500% Notes Due 2026

Issuer:	CNA Financial Corporation
Expected Ratings (Moody’s / S&P / Fitch / A.M. Best)*:	Baa2 (Stable) / BBB (Stable) / BBB (Stable) / bbb (Stable)
Format:	SEC Registered
Securities:	4.500% Notes due 2026
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	February 19, 2016
Settlement Date:	February 24, 2016 (T + 3)
Maturity Date:	March 1, 2026
Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on September 1, 2016
Principal Amount:	$400,000,000
Treasury Benchmark:	UST 1.625% due February 15, 2026
Treasury Benchmark Yield:	1.753%
Spread to Treasury Benchmark:	T + 275 basis points
Yield to Maturity:	4.503%
Coupon:	4.500%
Price to Public:	99.975% of principal amount
Optional Redemption:	At any time prior to December 1, 2025 at a discount rate of US Treasury + 45 basis points or on or after December 1, 2025 at par
CUSIP / ISIN:	126117 AT7 / US126117AT75
Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
Co-Manager:	The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC collect at 212-834-4533, or U.S. Bancorp Investments, Inc. at 1-877-558-2607.